EXHIBIT 99

INVESTOR RELEASE
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/26/06	Investors: Mary Kay Shaw, 630/623-7559
Media: McDonald’s: Anna Rozenich, 630/623-7316
Chipotle: Chris Arnold, 303/222-5912

MCDONALD’S ANNOUNCES PLAN TO REDUCE
ITS OWNERSHIP OF CHIPOTLE MEXICAN GRILL

OAK BROOK, IL -- McDonald’s Corporation announced today its plan to reduce its ownership of Chipotle Mexican Grill in the near term and complete the separation of its interest by year-end to concentrate its focus on Brand McDonald’s.

Subject to market conditions, McDonald’s plans to sell approximately five million shares of Chipotle stock through a registered securities offering within the next two months and use the proceeds to buy back McDonald’s shares. In addition, the Company expects to completely separate from Chipotle later this year through a tax-free exchange of Chipotle shares for McDonald’s common stock, again subject to market conditions.

As communicated by the Company at its September 2005 investor meeting, the McDonald’s shares acquired as a result of these transactions will be over and above the company’s commitment to return $5 billion to $6 billion to shareholders through dividends and share repurchases during 2006 and 2007, combined.

“Since we made our initial investment in 1998, Chipotle has grown from 16 restaurants in the Denver area to a strong and popular restaurant concept with more than 500 locations throughout the U.S. We are extremely proud to be a part of this genuine business success story,” said Jim Skinner, Chief Executive Officer, McDonald’s Corporation.

“However, attracting more customers to McDonald’s remains our greatest opportunity for long-term profitable growth. Just one percent growth in McDonald’s global comparable sales translates to approximately $100 million in additional operating profit for the company and a substantial cash flow increase for all of our McDonald’s Owner/Operators,” said Skinner. “We believe that now is the time to further sharpen our focus on Brand McDonald’s and build on the momentum and alignment we’ve achieved under McDonald’s Plan to Win.”

Steve Ells, Founder, Chairman and Chief Executive Officer of Chipotle said, “We’ve enjoyed our relationship with McDonald’s since the beginning and appreciate the support they’ve shown in funding Chipotle’s growth over the last seven years. Still, we’ve always operated independently and that won’t change as McDonald’s continues to reduce its investment in Chipotle and focuses on its core business.”

Additional Statement about Chipotle
This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Chipotle, which will be made only by prospectus.

About McDonald’s
McDonald's is the leading foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

About Chipotle
Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through its vision of Food with Integrity, Chipotle is seeking better food not only from a variety of fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first store in 1993 and operates more than 500 restaurants.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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